                                                                    EXHIBIT 12.1

                           KRONOS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

          STATEMENTS REGARDING COMPUTATION OF EARNINGS TO FIXED CHARGES

      FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, 1999, 2000 AND 2001 AND
                     SIX MONTHS ENDED JUNE 30, 2001 AND 2002
                           (IN MILLIONS EXCEPT RATIOS)


                                                                                                           SIX MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                      JUNE 30,
                                                 ------------------------------------------------------   -------------------
                                                   1997        1998        1999       2000       2001       2001       2002
                                                 --------    --------    --------   --------   --------   --------   --------

Earnings:
   Income (loss) before income taxes             $  (82.5)   $   63.4    $   17.6   $  123.0   $  128.2   $   58.4   $   45.3
   Fixed charges                                     75.2        75.1        58.8       48.7      153.0       28.7       98.8
   Capitalized interest                              (1.9)       (5.0)         --         --         --         --         --
   Amortization of capitalized interest               0.2         0.4         0.5        0.5        0.5        0.2        0.2
                                                 --------    --------    --------   --------   --------   --------   --------

                                                 $   (9.0)   $  133.9    $   76.9   $  172.2   $  281.7   $   87.3   $  144.3
                                                 ========    ========    ========   ========   ========   ========   ========

   Fixed Charges:
   Interest expense (includes
    amortization of deferred
    financing costs)                                 71.1        68.3        37.5       30.6       38.4       16.1       20.4
   Interest portion of rent  expense (a)              2.2         1.8         2.7        2.2        2.1        1.1        1.0
   Capitalized interest                               1.9         5.0          --         --         --         --         --
   Preferred  dividends and accretion (b)             0.0         0.0        18.6       15.9      112.5       11.5       77.4
                                                 --------    --------    --------   --------   --------   --------   --------

   Total fixed charges                           $   75.2    $   75.1    $   58.8   $   48.7   $  153.0   $   28.7   $   98.8
                                                 ========    ========    ========   ========   ========   ========   ========

   Ratio of earnings to fixed charges                  --x        1.8x        1.3x       3.5x       1.8x       3.0x       1.5x
                                                 ========    ========    ========   ========   ========   ========   ========

   Deficiency of earnings to fixed charges (c)   $   84.2
                                                 ========


Pro Forma Earnings:
   Income before income taxes                                                                  $  112.6              $   17.2
   Fixed charges                                                                                   29.3                  14.5
   Capitalized Interest                                                                             0.5                   0.2
                                                                                               --------              --------

   Fixed Charges:                                                                              $  142.4              $   31.9
                                                                                               ========              ========
   Interest expense (includes
    amortization of deferred
    financing costs)                                                                               27.2                  13.5
   Interest portion of rent expense (a)                                                             2.1                   1.0
   Preferred divdiends and accretion (b)                                                             --                    --
                                                                                               --------              --------

   Total fixed charges                                                                         $   29.3              $   14.5
                                                                                               ========              ========

   Ratio of earnings to fixed charges
                                                                                                    4.9x                  2.2x
                                                                                               ========              ========


(a)      33% of rental expense is deemed representative of the interest factor.

(b) There is no adjustment to dividends and accretion on redeemable preferred stock to obtain an equivalent pre-tax amount. Kronos International, Inc. has a significant amount of net operating loss carryforwards in Germany, the benefit of which has not previously been recognized in accordance with accounting principles generally accepted in the United States of America. Accordingly, the equivalent pre-tax amount for such dividends and accretion would not differ from the amount of such dividends and accretion.

(c) Kronos International, Inc.'s earnings were insufficient to cover total fixed charges in 1997. The coverage deficiency was $84.2 million.